Exhibit 10.32

CHANGE OF CONTROL SEVERANCE AGREEMENT

CHANGE OF CONTROL SEVERANCE AGREEMENT (this “Agreement”), by and between SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), and [            ] (“Executive”) is entered into as of the [            ] day of [            ].

RECITALS

A. The Company is engaged primarily in the business of the development and supply of custom-designed user interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing and communications devices (collectively, the “Business”).

B. Executive is an executive of the Company who has been designated by the Board of Directors or the Compensation Committee of the Board of Directors to become a party to this Agreement.

C. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive despite the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company.

D. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide Executive with compensation arrangements upon a Change of Control that afford Executive with a requisite amount of individual financial security and are competitive with those of other corporations. In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1. Definitions.

(a) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean any of the following:

(i) Change of Control. A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes;

(ii) Turnover of Board. The following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the date of this Agreement constitute the Board (the “Current Directors”); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

(iii) Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities;

(iv) Merger or Consolidation. Upon the consummation of a transaction approved by the stockholders of the Company of a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in more than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(v) Liquidation or Sale of Assets. Upon the consummation of a transaction approved by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company); or

(vi) Stockholdings. Any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under that Act), directly or indirectly of more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting Securities.

(b) Change of Control Period. The “Change of Control Period” shall mean the period commencing on the Effective Date and ending on the eighteen (18) month anniversary of the Effective Date.

(c) Effective Date. The “Effective Date” shall be the closing date of the transaction on which a Change of Control occurs.

(d) Good Cause. “Good Cause,” as it applies to the determination of the Company to terminate the employment of an Executive, shall mean any one or more of the following: (i) Executive’s willful, material, and irreparable breach of this Agreement; (ii) Executive’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (iii) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (iv) Executive’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (v) a confirmed positive illegal drug test result.

(e) Good Reason. “Good Reason,” as it applies to the determination by an Executive to terminate his or her employment with the Company, shall mean the occurrence of any of the following events without Executive’s prior written approval: (i) Executive is demoted by means of a material reduction in authority, responsibilities, or duties; (ii) Executive’s annual base salary for a fiscal year (“Base Salary”) is reduced to a level that is less than ninety percent (90%) of the Base Salary paid to Executive during the prior fiscal year or Executive’s Targeted Bonus is reduced to a level that is less than ninety percent (90%) of the Targeted Bonus for Executive during the prior fiscal year; (iii) Executive is required to render his or her principal duties from a Company location that is more than fifty (50) miles from a Company location from which Executive performs his or her principal duties at the time Executive entered into this Agreement other than as has been previously contemplated by the Company and Executive; or (iv) the Company breaches a material provision of this Agreement.

(f) Insurance Coverage. “Insurance Coverage” shall mean, for Executive and/or Executive’s family who are qualified to participate, as the case may be, all benefits under welfare benefit plans, practices, policies, and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time during the one hundred eighty (180) day period immediately preceding the Effective Date or, if more favorable to Executive and/or Executive’s family, as in effect at any time thereafter with respect to other key executives.

(g) Targeted Bonus. “Targeted Bonus” shall mean, for each fiscal year of the Company, either (i) a bonus program in which Executive shall be entitled to participate, which provides Executive with a reasonable opportunity, based on the past compensation practices of the Company and Executive’s then base salary, to maintain or increase Executive’s total compensation compared to the previous fiscal year or (ii) a targeted bonus based on such factors as the Board may determine.

2. Term; Termination; Rights on Termination.

(a) Term. The term of this Agreement shall be for a period commencing on the date hereof and continuing until [            ].

(b) Termination. Executive’s employment under this Agreement may be terminated in any one of the followings ways:

(i) Death of Executive. The employment of Executive shall terminate during the Change of Control Period immediately upon Executive’s death. In the event Executive’s employment is terminated as a result of Executive’s death, Executive shall have no right under this Agreement to any severance compensation.

(ii) Disability of Executive. If, during the Change of Control Period, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period. Also, Executive may terminate Executive’s employment if Executive’s health should become impaired to an extent that makes the continued performance of Executive’s duties hereunder hazardous to Executive’s physical or mental health or Executive’s life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within ten (10) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor and such doctor shall have concurred in the conclusion of Executive’s doctor. In the event Executive’s employment is terminated as a result of Executive’s disability, Executive shall have no right under this Agreement to any severance compensation.

(iii) Termination by the Company for Good Cause. The Company may terminate Executive’s employment during the Change of Control Period upon ten (10) days prior written notice to Executive for Good Cause. In the event of a termination by the Company for Good Cause, Executive shall have no right under this Agreement to any severance compensation.

(iv) Termination by the Company Without Good Cause or by Executive with Good Reason. The Company may terminate Executive’s employment without Good Cause during the Change of Control Period upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board. Executive may terminate Executive’s employment with Good Reason during the Change of Control Period upon ten (10) days prior written notice to the Company. For purposes of this paragraph 2(b)(iv), any good faith determination of “Good Reason” made by Executive shall be conclusive. Should the Company terminate Executive’s employment without Good Cause during the Change of Control Period or should Executive terminate Executive’s employment with Good Reason during the Change of Control Period, the Company shall, for a period of twelve (12) months after termination, pay to Executive on each regular payroll date as in effect on termination a pro-rata amount equal to the sum of (A) one hundred percent (100%) of Executive’s Base Salary and (B) one hundred percent (100%) of Executive’s Targeted Bonus, in each case for the fiscal year during which termination occurs. Further, if during the Change of Control Period the Company terminates Executive’s employment without Good Cause or Executive terminates Executive’s employment with Good Reason, (1) the Company shall, for a period of twelve (12) months after termination, continue the Insurance Coverage if and to the extent required by COBRA by way of making the family medical insurance premium payments contemplated by COBRA; (2) the Company shall, for a period of twelve (12) months after termination, maintain life insurance coverage comparable to that provided immediately prior to termination, if any, with the beneficiary designated by Executive; and (3) Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations, Insurance Coverage, and other executive perquisites through Executive’s last day of employment.

(v) Resignation by Executive Without Good Reason. Executive may without cause and without Good Reason terminate Executive’s own employment during the Change of Control Period, effective thirty (30) days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company. If Executive resigns or otherwise terminates Executive’s employment without Good Reason, Executive shall receive no severance compensation under this Agreement.

(vi) Effect on Stock Options and Deferred Stock Units. In the event Executive is terminated during the Change of Control Period by the Company without Good Cause or by Executive with Good Reason, all unvested stock options and deferred stock units (which shall not include “market stock units” that vest based on the achievement of a specified level of total stockholder return compared with a predetermined stock index over a performance period) held by Executive shall vest as of the day immediately preceding any such termination of Executive’s employment, provided that any options or deferred stock units granted prior to the date hereof that included specific provisions regarding accelerated vesting shall be unchanged. In addition, any vested stock options (including those vested as a result of this paragraph 2(b)(vi)) held by Executive shall be exercisable for ninety (90) days after the termination of Executive’s employment, but not beyond their original term.

(c) Payments to Termination Date. Upon termination of Executive’s employment under this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under paragraph 4 (relating to release of claims) and paragraph 9 (relating to indemnification of Executive) and Executive’s obligations under paragraph 4 (relating to release of claims), paragraph 5 (relating to non-solicitation), paragraph 6 (relating to return of Company property), paragraph 7 (relating to inventions), paragraph 8 (relating to trade secrets), and paragraph 10 (relating to prior agreements) shall survive such termination in accordance with their terms.

(d) Failure to Pay Executive. If termination of Executive’s employment arises out of the Company’s failure to pay Executive on a timely basis the amounts to which Executive is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 17, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce Executive’s rights hereunder. Further, none of the provisions of paragraph 5 (relating to non-solicitation) shall apply in the event Executive’s employment under this Agreement is terminated as a result of a breach by the Company.

3. Certain Reduction of Payments by the Company.

(a) Potential Section 280G Reductions. Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”), that Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) Determinations. Subject to the provisions of this paragraph 3(b), all determinations required to be made under this paragraph 3, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to paragraph 3(a), and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent registered public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

4. Release of Claims. The Company’s obligations under paragraph 2(b)(iv) and paragraph 2(b)(vi) are contingent upon Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Executive may have against the Company (whether known or unknown) as of the date of termination in such form as provided by the Company no later than sixty (60) days after the date of termination. If the foregoing release is executed and delivered and no longer subject to revocation within sixty (60) days after the date of termination, then the following shall apply:

(a) To the extent any payments due to Executive under paragraph 2(b)(iv) are not “deferred compensation” for purposes of Section 409A of the Code, then such payments shall commence upon the first regular payroll date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced after the date of termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of termination.

(b) To the extent any payments due to Executive under paragraph 2(b)(iv) are “deferred compensation” for purposes of Section 409A of the Code, then such payments shall commence upon the sixtieth (60th) day following the date of termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced after the date of termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of termination.

5. Restrictive Covenants.

(a) Non-Solicitation. Executive acknowledges, represents and agrees that during the Change of Control Period, and for a period for which severance payments are being made by the Company to Executive in accordance with this Agreement, Executive will not:

(i) Directly or indirectly attempt to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company, or any of its affiliates or subsidiaries, to breach his or her employment agreement or to leave their employment; and

(ii) Call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any person, which candidate was, to Executive’s knowledge after due inquiry, either called upon by the Company, or any of its affiliates or subsidiaries, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.

(b) Reasonable Restraint. The parties acknowledge that covenants and restrictions set forth in this paragraph 5 and paragraph 8, subparagraphs included, are necessary to protect the legitimate business interests of the Company and do not prevent Executive from earning a livelihood. The parties agree that, if the scope of enforceability of any or all the restrictive covenants set forth in this Agreement is in any way disputed at any time, a court may modify and enforce the covenant(s) to the extent it believes to be reasonable under the circumstances existing at that time.

(c) Enforcement. Executive agrees that the breach by him or her of this paragraph 5 and paragraph 8, subparagraphs included, could not reasonably or adequately be compensated in damages in an action at law, and that the Company shall be entitled to injunctive relief which may include, but shall not be limited to, restraining Executive from engaging in any activity that would breach this Agreement. However, no remedy conferred by any of the specific provisions of this paragraph 5 and paragraph 8, subparagraphs included, is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, or by statute or otherwise. The election of any one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies.

6. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company (or its subsidiaries) that is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

7. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company (or its subsidiaries), and which Executive conceives as a result of Executive’s employment by the Company. Executive hereby assigns and agrees to assign all Executive’s interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

8. Trade Secrets. Executive acknowledges that during the course of Executive’s employment, Executive had access to various trade secrets, whether in existence or proposed, and confidential information of the Company. Such information includes, but is not limited to, business plans, schematics, blue prints, software, hardware, financial information, manuals, training programs, profit margins, marketing plans, customer information, and the specific terms of the Company’s relationships or agreements with its respective significant vendors or customers. Executive agrees that he or she shall not disclose such information or use it in any way, at any time in the future, except to the extent such information becomes publicly available through lawful and proper means, or to the extent that Executive is required to disclose such information pursuant to subpoena. If such information is requested pursuant to a subpoena, Executive must give immediate and timely notice to the Company, so that the Company has a reasonable opportunity to seek judicial relief to preclude disclosure, if necessary. Without limitation, the prohibition in this paragraph includes Executive’s use of such information to directly or indirectly solicit any manufacturer, manufacturer’s representative, or customer of the Company with whom Executive had contact during his or her employment, and Executive’s use of such information to directly or indirectly interfere with the advantageous business relationship(s) between the Company and any of its customers, vendors, or suppliers.

9. Indemnification. In the event Executive is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys’ fees of such separate counsel. Further, while Executive is expected at all times to use Executive’s best efforts to faithfully discharge Executive’s duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith if Executive has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company. Notwithstanding this paragraph 9, the provision of any written indemnification agreement applicable to the directors and officers of the Company to which Executive shall be a party shall apply rather than this paragraph 9 to the extent inconsistent with this paragraph 9. Without limiting the foregoing, the Company shall continue to maintain coverage for Executive under any directors’ and officers’ liability insurance policies for a period of six (6) years following any termination of Executive’s employment during the Change of Control Period by the Company without Good Cause or by Executive with Good Reason.

10. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

11. Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A of the Code, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A of the Code, and whose payment or provision is triggered by Executive’s termination of employment (whether such payments or benefits are provided to Executive under this Agreement or under any other plan, program or arrangement of the Company), until (and any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (i) the date which is the first business day following the six (6) month anniversary of Executive’s “separation from service” (within the meaning of Section 409A of the Code) for any reason other than death or (ii) Executive’s date of death, and such payments or benefits that, if not for the six (6) month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date. The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of Executive’s “separation of service” will notify Executive whether or not he or she is a “specified employee.”

12. Savings Clause. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this paragraph 12 and the paragraph above entitled, “Specified Employee”, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide. Any payments due under this Agreement on account of termination of employment shall be paid only if the termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code. No reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Any right to installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.

13. Assignment; Binding Effect. Executive understands that Executive is being employed by the Company on the basis of Executive’s personal qualifications, experience, and skills. Executive agrees, therefore, Executive cannot assign all or any portion of Executive’s performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 14 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

14. Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

15. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	3120 Scott Boulevard Santa Clara, California 95054 Attention: Corporate Secretary

To Executive:	3120 Scott Boulevard Santa Clara, California 95054

In either case with a copy to:	Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016 Attention: Robert S. Kant, Esq.

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 15.

16. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

17. Mediation Arbitration. All disputes arising out of this Agreement shall be resolved as set forth in this paragraph 17. If any party hereto desires to make any claim arising out of this Agreement (“Claimant”), then such party shall first deliver to the other party (“Respondent”) written notice (“Claim Notice”) of Claimant’s intent to make such claim explaining Claimant’s reasons for such claim in sufficient detail for Respondent to respond. Respondent shall have ten (10) business days from the date the Claim Notice was given to Respondent to object in writing to the claim (“Notice of Objection”), or otherwise cure any breach hereof alleged in the Claim Notice. Any Notice of Objection shall specify with particularity the reasons for such objection. Following receipt of the Notice of Objection, if any,

Claimant and Respondent shall immediately seek to resolve by good faith negotiations the dispute alleged in the Claim Notice, and may at the request of either party, utilize the services of an independent mediator. If Claimant and Respondent are unable to resolve the dispute in writing within ten (10) business days from the date negotiations began, then without the necessity of further agreement of Claimant or Respondent, the dispute set forth in the Claim Notice shall be submitted to binding arbitration (except for claims arising out of paragraph 7 hereof), initiated by either Claimant or Respondent pursuant to this paragraph 17. Such arbitration shall be conducted before a panel of three (3) arbitrators in San Jose, California, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof. The arbitrators shall have the authority to order all remedies otherwise available in a civil court, including, without limitation, back-pay, severance compensation, vesting of stock-based compensation (or cash compensation in lieu of vesting of stock-based compensation), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without Good Cause, as defined herein, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. The arbitration shall be conducted consistent with all applicable law, and the arbitration award shall be in writing, in a form capable of review if required by applicable law. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any mediation or arbitration proceeding and, to the extent Executive prevails, all reasonable legal fees shall be borne by the Company.

18. No Participation in Severance Plans. Except as contemplated by this Agreement or any other agreement or policy specifically made applicable to Executive, Executive acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Executive arising from a Change of Control during the Change of Control Period pursuant to the terms of any severance pay arrangement of the Company or any affiliate thereof, or any other similar arrangement of the Company or any affiliates thereof providing for benefits upon termination of employment.

19. Governing Law. This Agreement shall in all respects be construed according to the laws of the state of California, notwithstanding the conflict of laws provisions of such state.

20. Counterparts; Facsimile. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNAPTICS INCORPORATED

By:
Name:
Title:
Its:

EXECUTIVE:

[Signature Page to Change of Control Severance Agreement]